Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Delaware Investments Colorado Municipal Income Fund, Inc.
Delaware Investments Minnesota Municipal Income Fund II, Inc. and
Delaware Investments National Municipal Income Fund

In planning and performing our audits of the financial statements of Delaware Investments Colorado Municipal Income Fund, Inc., Delaware Investments Minnesota Municipal Income Fund II, Inc. and Delaware Investments National Municipal Income Fund (hereafter referred to as the "Funds") as of and for the year ended March 31, 2013, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting.  Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting.  In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.  A company?s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3)  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company?s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.  A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States).

In our report dated May 21, 2013, we reported that we noted no deficiencies in the Funds? internal control over financial reporting and their operation that we considered to be a material weakness as defined above.  However, subsequent to the filing of the Funds? Form N-SAR for their fiscal year ended March 31, 2013, we noted the following matter involving internal controls over financial reporting that we consider to be a material weakness.  The Funds had a material weakness in their internal control related to the review, analysis and treatment of dividends paid to the Funds? Variable Rate MuniFund Term Preferred (?VMTP?) shareholders.  Management determined that, because the Funds? VMTP shares are treated as debt for accounting purposes, payment of the dividends to preferred shareholders should be classified as Interest Expense and Statements of Cash Flows should be presented in accordance with ASC 230.  As a result, the Funds? Statements of Operations, Statements of Changes in Net Assets and Statements of Cash Flows for 2013 and Financial Highlights for 2013 and 2012 were restated in order to account for the dividends paid on the Funds? VMTP shares as interest expense and to present Statements of Cash Flows for each fund. However, there was no impact to the net asset value of the Funds? common shares or the total return of the Funds? common shares for any period.

This report is intended solely for the information and use of management and the Board of Directors of Delaware Investments Colorado Municipal Income Fund, Inc., Delaware Investments Minnesota Municipal Income Fund II, Inc. and Delaware Investments National Municipal Income Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
May 21, 2013, except for the material weakness as to which the date is May 28, 2014

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